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                                                                  EXHIBIT 10.7.1

MEMORANDUM

TO:   Sonny Pennington                                  CONFIDENTIAL

FROM: Bill Brown

DATE: May 6, 2003

SUBJ: Modification and Extension of February 27, 1998 Employment Agreement and
      Non-Compete Agreement


Dear Sonny:

Per our recent discussions, this is to confirm that we have agreed to modify and extend your February 27, 1998 Employment Agreement ("Employment Agreement") as follows:

1) You will continue your employment as President & CEO of Pennington Seed, Inc., through February 27, 2006.

2) Effective as of February 27, 2003, your new base salary will be $326,610 and there will be 5% increases in base salary as of February 27, 2004, and February 27, 2005.

3) Your target bonus will be 50% of your annual salary. The actual bonus will be at the discretion of Central's C.E.O. and the Compensation Committee of the Board.

4) The $20,000 automobile expense referred to in paragraph 4 of the Employment Agreement will be increased to $30,000 at the beginning of the amended Agreement. You will be entitled to seven (7) weeks of paid vacation each year during the term of Agreement. Your entitlement to all benefits as referred to in such paragraph 4 will be extended through February 27, 2006.

5) The time period for your receiving your base salary in the event of disability as set forth in paragraph 6 of the Employment Agreement will be extended to February 27, 2006. However, in the event of death, compensation will be paid with full benefits for a period of ninety (90) days after death.

6) The Non-Compete is amended to exclude any retail store business. The Non-Compete terminates two (2) years after the end of the later of the Employment Agreement or your employment.

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7)   This Agreement will be governed and construed in accordance with the laws of the State of Georgia.

8) Except as herein modified, the terms and provisions of the Employment Agreement and Non-Compete Agreement will remain in full force and effect.

The Company continues to be enormously appreciative of your leadership at Pennington Seed. We are pleased that you have agreed to continue with Pennington Seed through February 27, 2006. On a personal level, I value our relationship and our interactions very highly. Your counsel has enabled me to be more successful in my endeavors in the garden industry and to improve teamwork across our Garden Division.

Please indicate your acceptance of the Employment Agreement as herein modified and extended by signing below in the signature space provided on both original copies. You can keep one original copy for your file and return the other original to me.

Dated:   ______________________


/s/ WILLIAM E. BROWN                        /s/ BROOKS PENNINGTON, III
_____________________________               ____________________________________
William E. Brown                            Accepted by:  Brooks Pennington, III
CEO                                         President
Central Garden & Pet Company                Pennington Seed, Inc.


Attachments: Employment Agreement dated February 27, 1998
             Non-Competition Agreement dated February 27, 1998

CC: Glenn W. Novotny
    John F. Seegal